Exhibit 99.2

FOR IMMEDIATE RELEASE

Marten Transport Names James Hinnendael as CFO

To Succeed Darrell Rubel, Who Will Retire Jan. 1

MONDOVI, Wis., Dec. 5, 2005—Marten Transport, Ltd., (Nasdaq: MRTN) today announced the appointment of James J. Hinnendael as chief financial officer, effective Jan. 1, 2006.  Hinnendael, Marten’s controller and a 14-year member of the company’s management team, will succeed Darrell D. Rubel, who will retire from the company on that date.

“Darrell Rubel has been CFO of Marten since 1986, the year we became a publicly held company,” said Randolph L. Marten, president, chief executive officer and chairman of the board.  “The stability and professionalism of our finance operations during his tenure has been one of the strengths of the company, which in that time has grown into one of our nation’s leading temperature-sensitive truckload carriers.

 “I’m extremely pleased to be able to announce a successor who will give us strong continuity in this critical area of financial management.  As controller, Jim Hinnendael has been extensively involved in our external reporting and our internal controls and processes.  He brings to this position an exemplary combination of experience, professional skills and integrity.”

Hinnendael joined Marten as controller in January 1992.  He previously was an auditor for Ernst & Young in its Milwaukee office from January 1987 through December 1991.  Hinnendael holds a degree in accounting and finance from the University of Wisconsin and is a certified public accountant.

Rubel, who is completing his 20th year as Marten’s CFO, has also served as treasurer since June 1986, assistant secretary since August 1987 and executive vice president since May 1993.  He also served as a director of the company from February 1983 to May 2004, vice president from January 1986 to May 1993 and secretary from June 1986 to August 1987.

Marten Transport, Ltd., with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

Contact: Randy Marten, President of Marten Transport, Ltd., 715-926-4216

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